Free Writing Prospectus pursuant to Rule 433 dated August 27, 2026 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Contingent Income Auto-Callable Securities Based on the Performance of the Common Stock of Amazon.com, Inc. due September 7, 2029

Principal at Risk Securities

The Contingent Income Auto-Callable Securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated August 26, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Coupon observation dates	Coupon payment dates
		December 4, 2026	December 9, 2026
		March 4, 2027	March 9, 2027
		June 4, 2027	June 9, 2027
		September 7, 2027	September 10, 2027
		December 6, 2027	December 9, 2027
KEY TERMS		March 6, 2028	March 9, 2028
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	June 5, 2028	June 8, 2028
Underlying stock:	the common stock of Amazon.com, Inc. (current Bloomberg ticker: “AMZN UW”)	September 5, 2028	September 8, 2028
Pricing date:	expected to price on or about September 4, 2026	December 4, 2028	December 7, 2028
Original issue date:	expected to be September 10, 2026	March 5, 2029	March 8, 2029
Coupon observation dates:	as set forth under “Coupon observation dates”	June 4, 2029	June 7, 2029
Coupon payment dates:	as set forth under “Coupon payment dates”	September 4, 2029 (determination date)	September 7, 2029 (stated maturity date)
Stated maturity date:	expected to be September 7, 2029
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final share price is greater than or equal to the downside threshold price, $1,000 plus the final coupon; or
•
if the final share price is less than the downside threshold price, $1,000 × the share performance factor
Hypothetical Payment Amount At Maturity
The Securities Have Not Been Automatically Called
Initial share price:	the closing price of the underlying stock on the pricing date	Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
Final share price:	the closing price of the underlying stock on the determination date
Call observation dates:	each coupon observation date specified in the table commencing on December 4, 2026 and ending on June 4, 2029
Call payment dates:	the coupon payment date immediately after the applicable call observation date	175.000%	100.000%*
		150.000%	100.000%*
Determination date:	the last coupon observation date, expected to be September 4, 2029	125.000%	100.000%*
Downside threshold price:	65.00% of the initial share price	110.000%	100.000%*
		100.000%	100.000%*
Automatic call feature:	if, as measured on any call observation date, the closing price of the underlying stock is greater than or equal to the initial share price, your securities will be automatically called and, in addition to the coupon then due, you will receive $1,000 for each $1,000 principal amount. No payments will be made after the call payment date.	85.000%	100.000%*
		70.000%	100.000%*
		65.000%	100.000%*
		64.999%	64.999%
Contingent quarterly coupon (set on the pricing date):	subject to the automatic call feature, on each coupon payment date, for each $1,000 of the outstanding principal amount, the company will pay an amount in cash equal to: • if the closing price of the underlying stock on the applicable coupon observation date is greater than or equal to the downside threshold price, at least $26.875 (set on the pricing date); or • if the closing price of the underlying stock on the applicable coupon observation date is less than the downside threshold price, $0.00	50.000%	50.000%
		30.000%	30.000%
		25.000%	25.000%
		0.000%	0.000%
* Does not include the final coupon

Share performance factor:	final share price / initial share price
CUSIP / ISIN:	40058LJT8 / US40058LJT89
Estimated value range:	$910 to $970 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the common stock of Amazon.com, Inc. The securities will mature on the stated maturity date unless they are automatically called on any call observation date. If the final share price is greater than or equal to the downside threshold price, you will receive your $1,000 principal amount of your securities plus a coupon payment. You will not participate in any appreciation of the underlying stock. If the final share price is less than the downside threshold price, you will not receive a coupon payment and you will lose a significant portion or all of your investment.

Your securities will be automatically called if the closing price of the underlying stock on any call observation date is greater than or equal to the initial share price, resulting in a payment on the corresponding call payment date equal to the principal amount of your securities plus the contingent quarterly coupon (defined below) then due.

The securities will not pay a fixed coupon and may pay no coupon on a coupon payment date. On each coupon observation date, subject to the automatic call feature, if the closing price of the underlying stock is greater than or equal to the downside threshold price, you will receive on the corresponding coupon payment date a contingent quarterly coupon payment. If the closing price of the underlying stock on any coupon observation date is less than the downside threshold price, you will not receive a coupon payment on the applicable coupon payment date.

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and the risk of losing all or a portion of the principal of their securities.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 26, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock
▪
You May Not Receive a Contingent Quarterly Coupon on Any Coupon Payment Date
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
You Will Not Participate in Any Appreciation in the Price of the Underlying Stock and The Potential for the Value of Your Securities to Increase Will Be Limited
▪
Your Securities Are Subject to Automatic Redemption
▪
The Contingent Quarterly Coupon Does Not Reflect the Actual Performance of the Underlying Stock from Coupon Observation Date to Coupon Observation Date and Is Based Solely on the Closing Price of the Underlying Stock on the Applicable Coupon Observation Date
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪
You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock
▪
If You Purchase Your Securities at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected
▪
In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock
▪
We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Index Stocks, There is No Affiliation Between the Underlier Issuer of Such Index Stock and Us

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.